Exhibit 99.2

Pixelworks, Inc. Q2 2021 Conference Call
August 10, 2021

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s second quarter 2021 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Elias Nader.
Elias Nader
Thank you. Good afternoon, everyone, and thank you for tuning-in to today’s call. With me on the call is Todd DeBonis, Pixelworks' President and CEO. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the company's financial results for the second quarter of 2021.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the company's beliefs as of today, Tuesday, August 10, 2021. The company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2020, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude amortization of acquired intangible assets, stock-based compensation expense, and restructuring expense.
The company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the company's consolidated financial results as presented in accordance with GAAP.
Also included in the company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you, Elias, and good afternoon to those joining us on today’s call and webcast.
I’m looking forward to walking through the significant developments that we announced as part of our 8-K filing yesterday, but first I’ll provide a brief recap of our results for the second quarter. Total revenue came in just above the midpoint of guidance at $14.1 million, representing over 50% growth on both a sequential and year-over-year basis. Revenue from mobile set another quarterly record of $4.5 million, and we benefited from a recovery in our projector business, which more than doubled over the previous quarter. Gross margin was also in-line with the midpoint of our guidance, improving to nearly 53% as we began passing-through higher material costs to customers and realized the benefit of increased unit volumes. Additionally, we did a good job of managing operational expenses in the second quarter, all of which contributed to sequential and year-over-year improvement in our bottom-line results.
As announced in our 8-K filing yesterday, we have completed a series of actions as part of a broader strategic plan designed to accelerate Pixelworks’ future growth and success by transforming our existing Shanghai R&D center (PWSH) into a profit center. This will enable us to enhance the focus of our mobile, projector, and video delivery businesses on their global center in Asia, increasing our ability to access capital, ecosystem partners, customers, and key talent.

As part of this strategic plan to establish greater prominence in Asia, we re-aligned our Mobile, Projector and Video Delivery resources and established our existing subsidiary, Pixelworks Shanghai, to operate as a profit center. This does not represent a fundamental shift from our previous product strategies, but rather an optimization of our operating structure to accelerate the growth of the company.
This new structure provides for the following benefits:
•Direct equity ownership by employees through a newly established ESOP in the Shanghai-based subsidiary enhances our ability to attract and retain key talent. We had approximately 75% participation from our existing employees reporting into Pixelworks Shanghai.
•Provides access to a new source of capital that’s aligned with strategic relationships and opens adjacent markets for our industry-leading visual processing technology.
•Addresses specific qualification requirements for our Pixelworks Shanghai subsidiary to pursue an initial public offering and listing of shares on the STAR Market in China.
•Further aligns our resources closer to our key customers, ecosystems and end markets.
•Allows Pixelworks US to increase the focus on its TrueCut business, as well as other licensing opportunities.
In addition to the realignment of resources, Pixelworks entered into an agreement with a private equity fund and other strategic investors that are based in China, as well as with entities owned by approximately 75% of PWSH employees, under which committed investments will be made in exchange for equity interest in PWSH. The private equity funds are affiliates of MtoM, to which the Company sold common stock in December of 2020, and the strategic investors are funds owned by Verisilicon, Canaan, and Chipone Technology.
In aggregate, the capital increase agreements consist of the commitment by employee entities to pay amounts in RMB equating to approximately $12.3 million in exchange for total equity interest of 5.95% in PWSH, reflecting a pre-money valuation of approximately $173 million, and by non-employee investors to pay amounts equating to approximately $30.8 million in exchange for total equity interest of 10.45% in PWSH, reflecting a pre-money valuation of approximately $247 million. Following the closing of these transactions, Pixelworks would continue to hold an 83.6% equity interest in PWSH.
Specific to pursuing a listing of the Pixelworks Shanghai subsidiary on the STAR Exchange, we would like to emphasize that this is a lengthy process that is comprised of meeting certain regulatory criteria and multiple periods of review. As such, we currently intend to qualify the subsidiary and apply for its listing as early as Q3 2022 but no later than June of 2023. Longer-term, we believe listing the Pixelworks Shanghai subsidiary in China will provide expanded access to future potential capital at what could be more competitive valuations.
Coming back to our second quarter results and updates on our end markets.
In our Mobile business, we’ve continued to gain increased traction across an expanding number of OEMs and launched smartphone models, and in Q2 we delivered the fourth consecutive quarter of sequential revenue growth. Mobile revenue for the first half of 2021 grew by nearly 200% compared to the first half 2020.
Year-to-date, our visual processing and enhancement technologies have been incorporated into more than a dozen models across a half-dozen different OEMs, including two first-time mobile customers and two tier-one mobile OEMs. A number of these launched phones using Pixelworks technology set new industry records for display performance and several have been ranked by independent third-party reviews as delivering visual quality on par with the industry’s ultra-flagships, while selling at a fraction of the price. Even more important has been the very positive feedback from end user consumers on the display features and functionality enabled by Pixelworks across these launched devices. This market validation has reinforced the value proposition of our technology and ability to influence consumers’ buying decisions, resulting in OEMs coming back and incorporating our solutions into more of their future devices.
Further supporting our realignment to directly operate our mobile business from within Asia, we recently recruited Leo Shen to join the Company in a newly created role of Senior VP & General Manager of our Mobile business. Leo is a seasoned mobile industry executive with over 20 years of mobile experience, and the last 10 years in various roles for Qualcomm-China. He is based in Shanghai and will lead our team’s mobile growth and expansion initiatives throughout Asia.

During the quarter, we secured several new design-in for our X5 Pro and i6 visual processors, with multiple phones scheduled to be launch in the second half of the year as well as in early 2022. In addition, we believe we are close to securing our third tier-one mobile OEM customer on a device targeted for launch later this year.
We’ve also continued to secure additional wins for our Soft Iris solution, which is serving a strategic benefit in the current hardware-constrained environment. In addition to continuously increasing the value proposition of our software-only solution, our mobile team has been actively working to expand Soft Iris’ compatibility for use with a new family of application processors.
Pixelworks’ mobile value proposition remains well aligned with the most prominent market trends, including mainstream adoption of AMOLED displays, higher refresh rates and 5G-enable mobile gaming. As OEMs continue to confront the non-trivial challenges of combining these three attributes into their next-generation smartphones, they are increasingly coming to Pixelworks for solutions. While higher frame rates are fundamental to providing the most immersive and realistic gaming experience, the need to render high resolution at ever increasing frame rates creates a challenging system engineering problem. When not addressed properly, it results in reduced battery life and overheating that impact device performance and the mobile gaming experience. Our visual processors utilize a distributed visual architecture to offload this intensive processing and upscaling both resolution and frame rate from the apps processor, enabling less power drain and lower operating temperature even during sustained high frame rate gaming, providing a unique mobile gaming experience.
According to recent third-party estimates, revenue from mobile gaming in 2020 exceeded $90 billion and represented just over half of the total global videogame market. With the growing popularity of mobile gaming in China, an improved gaming experience has become one of the highest priorities for mobile OEMs on their next generation devices.
Our newest and most advanced seventh-generation visual processor, which we taped-out last month, is specifically designed to address the fundamental challenges associated with delivering high-performance gaming on a mobile device. I’ll defer a full review of the specs and industry-first features until we formally unveil the chip to the market later this year, however we will begin sampling this visual processor to select customers later this month. We already have an alpha customer committed to use the chip in a device scheduled for mid-next year.
Shifting to the Projector business. Following an initial improvement in order patterns that began early in the year, we realized a significant recovery in shipments and bookings during Q2, with revenue more than doubling sequentially and increasing 30% year-over-year. A number of factors contributed to this outsized rebound, including channel inventories that were unsustainably low after having adjusted to the weaker sell-through in 2020 due to the pandemic, coupled with improving end market demand in China and parts of the U.S.
During the quarter, our Operations team worked with our supply chain partners to eliminate a large majority of the supply gap going into the quarter and meet a significant portion of customer demand in Q2. As a result of the ongoing supply constrained environment, we have continued to extend our required lead times on orders and customers are placing orders through early next year.
Also notable for our Projector business, in late July we finalized a $10.6 million, multi-year agreement to develop an advanced SoC for a large existing customer’s planned next-generation product family. As part of this co-develop agreement, the customer will effectively fund a significant portion of the research and development expenses related to the new product, which we in turn expect to deliver and ramp into production beginning in 2023. Keeping in mind the relatively long life cycles of our solutions in the Projector market, our successful execution of this new SoC that can be repurposed and targeted to the broader projector market, represents an opportunity to solidify and extend Pixelworks’ market leading position through the majority of this decade.
Regarding the broader supply constrained environment across the semiconductor industry, and more specifically what we’re doing to mitigate the impact on Pixelworks and our ability to meet customer demand in all end markets. Our customers have responded favorably to our extending of lead-times across all product lines, resulting in increased backlog and visibility for the second half of the year. We’ve also been making progress with our supply partners to mostly meet anticipated demand throughout the rest of this year. Our Operations team, whose focus is on all elements of our supply chain, has been doing an incredible job at successfully back-filling customer demand in Q1 and Q2, and securing for supply during the second half of the year. These focused efforts also include back-end assembly and test, where we recently qualified two additional testing houses for Projector to give us multiple sources for testing. While we currently have very good visibility into future demand, we expect supply constraints to remain an ongoing challenge and element of uncertainty. Our ability to support further upside demand in mobile and sustained recovery in Projector beyond Q3 will continue to be contingent on mitigating the prevailing supply constraints in the latter part of the year.

Turning to a brief update on TrueCut. Following an industry-wide halt of more than a year on theatrical production due to COVID, the major studios have started to re-open and production activity is ramping-up again in Hollywood. While progress had been slower during this period, our team’s ongoing efforts have been very productive over the past few months, especially as it relates to building-out a supporting ecosystem for TrueCut adoption. Today, we are focused on a narrowed group of existing engagements and in-depth technology evaluations with a combination of prospective TrueCut ecosystem partners. We are increasingly optimistic about securing our first breakthrough partners for TrueCut in North America before year-end.
In summary, we’ve been extremely busy. We are executing well during a dynamic and supply constrained environment, and we had a solid second quarter with significant growth and improved operating results. Our team continues to be aggressive and focused on securing supply from both our foundry and backend packaging partners to support growing product demand from our customers. Entering the second half of the year, we have strong bookings from a combination of mobile and projector customers, with orders extending into 2022. This includes a healthy pipeline of mobile design-ins on next-generation smartphones across both existing and new tier-one mobile OEMs, and we are also on track to begin sampling our recently taped-out seventh-generation visual processor in the third quarter.
With the implementation of the strategic plan introduced today, we have repositioned the Company to fully align with our customers in Asia and accelerate Pixelworks’ growth trajectory. Although the magnitude of our growth in the near term will depend in large part on our ability to secure incremental support from our supply chain, I’m confident we will deliver sustained solid revenue growth through the remainder of the year.
With that, I'll hand the call over to Elias to review the second quarter financials and provide our guidance for the third quarter.
Elias Nader
Thank you, Todd.
Revenue for the second quarter of 2021 was $14.1 million, compared to $9.3 million in the first quarter of 2021, and compared to revenue of $9.3 million in the second quarter of 2020. As Todd previously highlighted, the sequential and year-over-year revenue increase of over 50% reflected a combination of continued strong growth and record revenue in the mobile market and a solid recovery of demand in the projector market.
The breakdown of revenue in the second quarter was as follows:
•Revenue from Mobile increased to approximately $4.5 million, representing 32% of total revenue, driven by strong growth in sales of both visual display processors and software solutions.
•Revenue from Digital Projector increased to approximately $8.5 million.
•Video Delivery revenue was approximately $1.1 million.
Non-GAAP gross profit margin increased by over 900 basis points sequentially to 52.7% in the second quarter of 2021, from 43.7% in the first quarter of 2021 and compared to 59.2% in the second quarter of 2020. As we indicated last quarter, the lower than historical gross margin in Q1 was primarily the result of product mix and temporary pricing extended to a new mobile customer. We anticipate gross margin will remain near our historical range for the remainder of 2021 while continuing to trend higher from Q2 levels as Mobile revenue expands and demand stabilizes in the Projector market.
Non-GAAP operating expenses were $10.1 million in the second quarter of 2021, compared to $10.2 million last quarter and $9.3 million in the same period last year.
On a non-GAAP basis, second quarter 2021 net loss was $2.6 million, or loss of ($0.05) cents per share, compared to a net loss of $6.4 million, or loss of ($0.12) cents per share, in the prior quarter, and a net loss of $3.9 million, or loss of ($0.10) cents per share, in the second quarter of 2020.
Adjusted EBITDA for the second quarter of 2021 was a negative $1.8 million, compared to a negative $5.2 million in the first quarter of 2021 and a negative $2.9 million in the second quarter of 2020.
Moving to the balance sheet, we ended the second quarter of 2021 with cash and cash equivalents of approximately $23.6 million.

In terms of other balance sheet metrics for the second quarter, days sales outstanding were 41 days at quarter-end, compared to 54 days at the end of the first quarter. Inventory turns were 16 times in the second quarter, up from 10 times in the prior quarter.
Now turning to our guidance for the third quarter of 2021.
Based on recent order trends and our current backlog, we expect another quarter of very strong year-over-year revenue growth in the third quarter, driven by sustained solid demand in both Mobile and Projector. We expect to remain supply constrained in Q3 for both mobile at 22nm and projector at 40nm, and we are working with our suppliers to resolve all delinquencies by the end of the year. Specifically, we currently anticipate total revenue in the third quarter to range between $14.0 million and $16.0 million.
Consistent with my previous comments, we anticipate gross margin to remain near our historical range in the third quarter, supported by sustained trends in mobile and projector as well as the benefit of better overhead absorption associated with higher total revenue. More specifically, we expect non-GAAP gross profit margin in the third quarter of between 52.0% and 55.0%.
We anticipate operating expenses in the third quarter to range between $10.0 million and $11.0 million on a non-GAAP basis.
Finally, we expect third quarter non-GAAP EPS to be in the range of between a loss of ($0.07) cents and a non-GAAP loss of ($0.02) cents per share.
That concludes our prepared remarks, and we will now open the call for questions.
Operator, please proceed with managing the Q&A session. Thank you.